UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of  Report:  May 5, 2011
(Date of earliest event reported: April 28, 2011

SURGE GLOBAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-24269	34-1454529
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

74-333 Highway #111, Suite 101
Palm Desert, CA 92260
(Address of principal executive offices, zip code)

(760) 610-6758
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[  ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

(d)              On April 28, 2011 the Company elected Steven L. Vanechanos to the Board of Directors, increasing the Board to six members. Effective May 3, 2011, Mr.Vanenchanos was granted five year stock options to purchase 500,000 shares which vest ratably over a twelve month period and are exercisable commencing June 3, 2011 at an exercise price of $0.064 per share.

The Company also entered into a consulting agreement with Mr. Vanechanos for the period from May 1, 2011 to December 31, 2011 which provides that in addition to his Director’s duties he will provide the Company with consulting services to assist the Company in mergers & acquisitons, new financings, and other business opportunities at a fee of $5,000 per month which will be deferred until a liquidity event occurs.

Mr. Vanechanos, 57, is Chairman of the Board of EPEC Biofuels Holdings, and serves on the Board of Directors of the Sweet Sorghum Ethanol Association. EPEC is a biofuel company pioneering the use of Sweet Sorghum for farm integrated ethanol production.

                 Mr. Vanechanos served on the Board of Governors of the American Stock Exchange from April 2005 until it was sold to NYSE/Euronext in 2008. Mr. Vanechanos Chaired AMEX's Technology Committee and served on both its Audit Committee and Finance Committee. Vanechanos is also the founder and CEO of Third Millennium Strategies, Inc., a strategic, management and financial consulting firm to SMEs.

                  Prior to Third Millennium, Vanechanos was founder, CEO and Chairman of DynamicWeb Enterprises, Inc., a B2B e-Commerce company. Vanechanos successfully guided DynamicWeb, from inception to business combination with eB2B Commerce, a NASDAQ listed company, in a transaction that valued DynamicWeb at nearly $50 million. Vanechanos was awarded US Patent #5,884,309, “Order Entry System for Internet” for pioneering e-Commerce work.

                   Mr. Vanechanos received a BS in Economics from Fairleigh Dickinson University.

(e)            On April 29, 2011, the Company extended the amended employment agreement of its Chief Executive Officer and Chief Financial Officer, E. Jamie Schloss, from April 30, 2011 to June 30, 2011 on the same terms as his prior amended employment agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SURGE GLOBAL ENERGY, INC., a Delaware corporation

Date: May 5, 2011	By:	/s/ E. Jamie Schloss
E. Jamie Schloss
Chief Executive Officer